July 7, 2019

Dear Pete:

eBay Inc. (the “Company” or “eBay”) is pleased to offer you, on the terms and conditions set forth in this offer letter (the “Offer Letter”), the exempt position of Senior Vice President, Chief Product Officer. The terms and conditions of this Offer Letter have been approved by the Compensation Committee of the eBay Board of Directors.

Cash Compensation
Your salary shall be set at a bi-weekly rate of $24,038.47, which is equivalent to an annual base salary of $625,000.22.

You will be eligible to participate in the eBay Incentive Plan (eIP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the eIP is 65% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. There is no guarantee any eIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP. To be eligible to receive any eIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at eBay’s sole and absolute discretion and subject to the terms and conditions of the eIP. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time.

Equity Compensation
You will be granted two awards of restricted stock units (“RSUs”) and an award of performance-based restricted stock units (“PBRSUs”), as described in the following paragraphs.  The grants of the RSUs and the PBRSUs will be made on the 15th of the month following the month you start work.  The grant is described as a U.S. dollar value.  For the RSU award, the number of shares to be granted will be determined by dividing the U.S. dollar value of the RSU award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock.  For the PBRSU award, the number of shares subject to the target award will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock. The “Average eBay Closing Price” shall be calculated based on the average of the closing prices of eBay common stock in U.S. dollars for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

In accordance with the methodology above, you will be granted an award of RSUs valued at USD $1,600,000 to be granted under the terms and conditions of eBay’s current stock plans (the “Plans”) as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date).  The RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 25% on the first anniversary of the date of grant and an additional 1/16th of the shares subject to the award each three month period thereafter, subject to applicable taxes and withholdings.

You will also be granted an award of PBRSUs valued at USD $2,400,000 to be granted under the terms and conditions of the Plans as well as the terms and conditions of the PBRSU agreement (which will be provided to you as soon as practicable after the grant date).  The PBRSUs will be subject to performance over the period January 1, 2019 through December 31, 2020 under the 2019-2020 PBRSU cycle and will have the same performance goals and modifiers set for other similarly situated officers in the 2019-2020 PBRSU cycle. The actual amount of the award will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. Any PBRSUs earned for this cycle will vest as to 50% of the earned shares in March 2021 and 50% of the earned shares in March 2022, subject to your continued employment with an eBay company.

You will also be granted a supplemental equity award of RSUs valued at USD $4,000,000 to be granted under the terms and conditions of the Plans as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 25% on the first anniversary of the date of grant and an additional 1/16th of the shares subject to the award each three month period thereafter, subject to applicable taxes and withholdings.

Subject to the terms of the Plans (or any successor Company equity plan), you will be eligible to receive annual equity compensation grants under eBay’s focal review process beginning in 2020. We commit to you that your annual equity compensation grants will have an aggregate value of a minimum of $4,500,000 in 2020, 2021 and 2022. The aggregate target grant value and form of award will be determined by eBay and approved by the Compensation Committee of the Board of Directors.

All employees are subject to eBay’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of eBay’s Insider Trading Agreement. Please review the Agreement carefully. You will be asked to execute the certification as part of your new hire onboarding process.

Supplemental Payments
You will be eligible to receive a one-time 2019 Equity Transition Payment of $3,500,000 (less deductions and applicable taxes). This payment will be paid within two pay periods of your start date, subject to your continued employment on the date of payment. In the event that your employment ceases for reasons of Cause (as this term is defined in the Repayment Requirement Agreement) or without Good Reason (as this term is defined in the Repayment Requirement Agreement) resignation prior to completion of one year of service from your start date, the net portion of the 2019 Equity Transition Payment that was paid to you (net of deductions or applicable taxes) is fully refundable to the Company. If your employment ceases for reasons of Cause or resignation without Good Reason after one year, but prior to the third anniversary from your start date, your repayment obligation will be reduced by 1/36th of this repayment amount for every full month of active employment. No repayment of the 2019 Equity Make-good Payment would be required for termination after three years of employment with the Company. A Repayment Requirement Agreement is attached.

You will be eligible to receive a 2020 Equity Transition Payment of $1,750,000 (less deductions and applicable taxes). This payment will be made in or around October 2020, subject to your continued employment on the date of payment. The 2020 Equity Transition Payment is subject to a repayment obligation. In the event that your employment ceases for reasons of Cause (as this term is defined in the Repayment Requirement Agreement) or resignation without Good Reason (as this term is defined in the Repayment Requirement Agreement) after the date the payment of the 2020 Equity Transition Payment in October 2020 and prior to the third anniversary of your start date, your repayment obligation will be $1,750,000 less the amount of deductions and applicable taxes that were withheld from you when the

2020 Equity Transition Payment was made to you and less 1/36th of this repayment amount for every full month of active employment following your start date. No repayment of the 2020 Equity Transition Payment would be required for termination after three years of employment with the Company following your start date.

The 2019 Equity Transition Payment and the 2020 Equity Transition Payment will be considered Make-good Payments under the terms of the SVP & Above Standard Severance Plan and the eBay Change in Control Severance Plan for Key Employees.

Employee Benefits

You will be also entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours. Please refer to the benefit plan documents for more details, including eligibility. eBay reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

You will be eligible to accrue 20 days of Paid Time Off (“PTO”) per year.

Severance and Change in Control Protections

Although your employment with the Company shall be “at-will” as set forth below, you will be entitled to severance protection in certain circumstances, as described below, subject in all instances to you executing and not revoking the Company’s standard form of release (the “Release”) within 60 days of your termination of employment, with such amounts or benefits to be paid and/or provided as set forth in the applicable plan document or as described below as of the date the Release becomes irrevocable, provided that if the 60-day time period following your termination of employment spans two calendar years, they shall be provided as of the later of the date the Release becomes irrevocable or the first calendar day of the calendar year following the year in which your employment terminates.

Termination Outside of a Change in Control Period. You will be eligible to participate in the eBay Inc. SVP & Above Standard Severance Plan (the “Severance Plan”). Under the Severance Plan, you will be entitled to certain benefits if you are terminated for reasons other than for “Cause” (as this term is defined in the Severance Plan). Please review the enclosed eBay Inc. SVP and Above Standard Severance Plan and Summary Plan Description for the details on the Plan.

Termination During a Change in Control Period. You will be eligible to participate in the eBay Change in Control Severance Plan for Key Employees (the “CIC Severance Plan”) at Tier 1. Under the CIC Severance Plan, you will be entitled to certain benefits if you are terminated for reasons other than for “Cause” or resignation without “Good Reason” during the “Change in Control Period” (as these terms are defined in the CIC Severance Plan). Please review the enclosed Change in Control Severance Plan for Key Employees and Summary Plan Description for the details on the Plan.

Required Employee Documents and Agreements

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. These agreements address important obligations to the Company, both during and after your employment; therefore, please read both agreements carefully. You will be asked to execute the agreements as part of your new hire onboarding process. If you should have any questions about either agreement, please contact me.

This Offer Letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement as well as all other enclosed required documents, contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this Offer Letter by signing a copy of this Offer Letter and returning it to me. All other documents requiring your signature must be submitted either in hard copy or electronically prior to your start date, including but not limited to the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement, and the Insider Trading Agreement certification.

This Offer Letter is contingent upon the results of your background verification. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Offer Letter. The commencement of your employment is contingent upon your resignation from your current employer.
We are excited at the prospect of you joining our team. We look forward to having you on board!

Very truly yours,

/s/ Robin J. Colman
Robin J. Colman
Vice President, Rewards, People Technology, and Analytics
eBay

ACCEPTED:

/s/ Peter Thompson	Anticipated Start Date:	7/29/2019
Peter Thompson

7/10/2019
Date

Repayment Requirement Agreement
In the event that your employment ceases for reasons of Cause (as defined below) or resignation other than for Good Reason (as defined below) prior to completion of one year of service from your start date, the 2019 Equity Transition Payment of $3,500,000 that was paid to you (net of deductions and applicable taxes) is fully refundable to the Company. If your employment ceases for reasons of Cause or resignation other than for Good Reason after one year, but prior to the third anniversary from your start date, your repayment obligation will be reduced by 1/36th of this repayment amount for every full month of active employment. No repayment of the 2019 Equity Transition Payment would be required for termination after three years of employment with the Company.

In the event that your employment ceases for reasons of Cause (as defined below) or resignation other than for Good Reason (as defined below) after the date the payment of the 2020 Equity Transition Payment in October 2020 and prior to the third anniversary of your start date, your repayment obligation will be $1,750,000 less the amount of deductions and applicable taxes that were withheld from you when the 2020 Equity Transition Payment was made to you and less 1/36th of this payment amount for every full month of active employment following your start date. No repayment of the 2020 Equity Transition Payment would be required for termination after three years of employment with the Company following your start date.

You authorize the Company to withhold from any compensation otherwise owed to you at the time of termination any amounts necessary to satisfy your repayment obligations, other than those exempt from attachment under federal and state laws.
For purposes of this Repayment Requirement Agreement, “Cause” shall mean any of the following: (i) your failure to attempt in good faith to substantially perform your assigned duties, other than failure resulting from your death or incapacity due to physical or mental illness or impairment; which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure; (ii) your indictment for, conviction of or plea of nolo contendere to any felony (or any other crime involving fraud, dishonesty or moral turpitude); or (iii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, except good faith expense account disputes.
For purposes of this Repayment Requirement Agreement, “Good Reason” shall mean: (i) a material reduction in your annual total target cash compensation (which is comprised of your annual base salary rate and annual target bonus opportunity under the eBay Incentive Plan); (ii) a material reduction in your reporting relationship and/or diminution in your scope of responsibilities; or (iii) a relocation of your principal workplace location by more than thirty-five (35) miles, in any case of the foregoing without your written consent. In addition, in any case of an occurrence described in this paragraph, you will be deemed to have given such consent to any of the condition(s) described in any of the applicable subsections of this definition if you do not provide written notice to the Company of such Good Reason event(s) within 60 days from the first occurrence of such Good Reason event(s), following which the Company shall have 30 days to cure such event(s), and to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, you must terminate your employment for Good Reason no later than sixty (60) days following the occurrence of such Good Reason event(s) by providing the Company at least thirty (30) days’ prior written notice of termination, which may run concurrently with the Company’s cure period.

ACCEPTED:

/s/ Peter Thompson
Peter Thompson

7/10/2019
Date